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                                                                    EXHIBIT 4.5

                               SECURITY AGREEMENT

            SECURITY AGREEMENT (the "Agreement"), dated as of August 13, 1999, made by REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC, a Delaware limited liability company having an office at 3770 Embassy Parkway, Akron, Ohio 44333-8367 ("Republic Technologies International"), RTI CAPITAL CORP., a Delaware corporation having an office at 3770 Embassy Parkway, Akron, Ohio 44333-8367 ("RTI Capital"; together with Republic Technologies International, the "Issuers"), and each of the Guarantors listed on the signature pages hereto or from time to time party hereto by execution of a joinder agreement (collectively, the "Guarantors"), as pledgors, assignors and debtors (the Issuers, together with the Guarantors, in such capacities and together with any successors in such capacities, the "Pledgors", and each, a "Pledgor") in favor of UNITED STATES TRUST COMPANY OF NEW YORK, a bank and trust company organized, validly existing and in good standing under the New York Banking Law, having an office at 114 West 47th Street, New York, New York 10036, as trustee and collateral agent pursuant to the Indenture (as hereinafter defined), as pledgee, assignee and secured party (in such capacity and together with any successors and assigns in such capacities, the "Collateral Agent").

                                   RECITALS:

            A. The Issuers, the Guarantors, and the Collateral Agent have, in connection with the execution and delivery of this Agreement, entered into a certain indenture (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Indenture"), dated as of August 13, 1999, pursuant to which the Issuers are issuing their 13 3/4% senior secured notes due 2009 (the "Senior Secured Notes") in the aggregate principal amount of $425,000,000. It is contemplated that the Issuers may, after the date hereof, issue exchange notes pursuant to the Indenture (the "Exchange Notes"; together with the Senior Secured Notes, the "Notes").

            B. Each Pledgor is or will be the legal and/or beneficial owner of the Pledged Collateral (as hereinafter defined) to be pledged by it hereunder.

            C. This Agreement is given by each Pledgor in favor of the Collateral Agent for its benefit and the benefit of the holders of the Notes (collectively, the "Secured Parties") to secure the payment and performance of the Secured Obligations (as hereinafter defined).

                                   AGREEMENT:

            NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgors and the Collateral Agent hereby agree as follows:

            SECTION 1. Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Indenture. The following terms shall have the following meanings. Such definitions shall be applicable equally to the singular and plural forms of the terms defined.

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            "Accounts" shall mean, collectively, all "accounts" as such term is defined in the UCC, and in any event shall include, without limitation, (i) any and all accounts, accounts receivable and chattel paper and (ii) all general intangibles, documents and proceeds relating to any of the foregoing. As used in this definition, "general intangibles", "documents" and "proceeds" shall have the meanings assigned to such terms under the UCC.

            "Acquisition Document Rights" shall mean, collectively, all of the applicable Pledgor's rights, title and interest in, to and under the Acquisition Documents including, without limitation, (i) all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of the Acquisition Documents,
(ii) all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for monetary damages under or in respect of the agreements, documents and instruments referred to in the Acquisition Documents or related thereto and (iii) all proceeds, collections, recoveries and rights of subrogation with respect to the foregoing.

            "Acquisition Documents" shall mean, collectively, the following agreements, each as amended, amended and restated, supplemented, extended, renewed, replaced or otherwise modified from time to time: (i) that certain contribution agreement dated as of December 22, 1993 and amended by amendment no. 1 to contribution agreement, dated as of January __, 1994, amendment no. 2 to contribution agreement, dated as of January 7, 1994, amendment no. 3 to contribution agreement, dated as of June 7, 1994, amendment no. 4 to contribution agreement, dated as of June 29, 1994, and amendment no. 5 to contribution agreement, dated as of September 21, 1994 (the "Contribution Agreement") by and between Bethlehem Steel Corporation ("Bethlehem") and Bar Technologies Inc. ("BarTech"), and all documents, agreements and other instruments then or at any time thereafter executed and/or delivered in connection therewith or related thereto, (ii) that certain amended and restated agreement and plan of merger, dated as of October 18, 1995, by and among BarTech, B&L Acquisition Corporation and Bliss & Laughlin Industries Inc., and all documents, agreements and other instruments executed and/or delivered in connection therewith or related thereto, and (iii) that certain master restructuring agreement among RES Holding, BarTech, Republic Engineered Steels, Inc., USX RTI Holdings, Inc., Kobe RTI Holdings, Inc. and USS/Kobe Steel Company, and all documents, agreements and other instruments executed and/or delivered in connection therewith or related thereto.

            "CAST-ROLL Facility" means (i) all now owned or after acquired real property and Equipment of Republic Technologies International used in connection with the facility commonly known as the "CAST-ROLL Facility" and located at 3707 Georgetown Road, N.E., Canton, Ohio, and used primarily in connection with Republic Technologies International's business and operations at such location,
(ii) all existing buildings, structures and other improvements located or erected thereon, (iii) all fixtures attached thereto, (iv) all permits, licenses, franchises, certificates, consents, approvals and authorizations furnished in respect of the real property and improvements located thereon including, without limitation, building permits, certificates of occupancy and environmental certificates, (v) all leases, licenses and occupancy and concession agreements in respect of the real property and improvements located thereon and all rents, receipts, fees and other amounts payable thereunder, and
(vi) all general intangibles, documents and proceeds (as each such term is defined in the UCC) relating to the foregoing.

            "Collateral Account Funds" shall mean, collectively, all of the funds from time to time on deposit in the Collateral Accounts held by Collateral Agent on behalf of the Secured Parties; all investments of such funds (including, without limitation, Cash Equivalents and Trust Moneys) and all certificates and instruments from time to time representing or evidencing such investments; all notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Collateral Agent for or on behalf of any applicable Pledgor in substitution for, or in addition to, any or all of the Pledged Collateral; and all

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interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the items constituting Pledged Collateral.

            "Collateral Accounts" shall mean the collateral accounts established and maintained by the Collateral Agent on behalf of the Secured Parties in accordance with the provisions of the Intercreditor Agreement.

            "Documents" shall mean, collectively, all "documents", as such term is defined in the UCC, relating to any of the Pledged Collateral or the New Bar Mill and shall also include, without limitation, any and all lists, books, records, ledgers, printouts, computer programs, computer disks or tape files, computer runs and other computer prepared information, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral or the New Bar Mill.

            "Equipment" shall mean, collectively, all "equipment", as such term is defined in the UCC, of the applicable Pledgor, and shall specifically include, without limitation, (i) all machinery, facilities, installations, apparatus, equipment, office machinery, electronic data processing equipment, computers and computer hardware and software (whether owned or licensed), all indoor or outdoor furniture, tools, materials, automotive equipment, motor vehicles, manufacturing, storage and handling equipment, overhead cranes, cutting and bending machines and other equipment for the fabrication of steel bars, rods and wire products, furnaces, electric arc furnaces, ladle arc furnaces, bloom reheating furnaces, vacuum degassers, billet mills, reheat furnaces, rolling mills, blooming mills, cold finishing mills, hot rolled bar mills, conveyors, coilers, cooling beds, continuous casters, molds, automated process control equipment and all other equipment of any kind or nature and owned by the applicable Pledgor or in which the applicable Pledgor may have any interest (but only to the extent of such interest), (ii) all modifications, renewals, improvements, alterations, repairs, substitutions, attachments, additions, accessions and other property now or hereafter affixed thereto or used in connection therewith and (iii) all replacements and all parts therefor. In no event shall "Equipment" include any Excluded Collateral.

            "Excluded Collateral" shall mean, collectively, (i) Inventory, (ii) Accounts, (iii) the Pledged Interests, (iv) real property, fixtures, machinery and equipment located in Cartersville, Bartow County, Georgia and all general intangibles, documents and proceeds (as each such term is defined in the UCC) to the extent relating thereto, (v) the CAST-ROLL Facility, (vi) all after-acquired real property, fixtures, machinery and equipment other than the New Bar Mill and the New Bar Mill Equipment and (vii) Intellectual Property.

            "Intangibles" shall mean, collectively, all "general intangibles", as such term is defined in the UCC, relating to any of the Pledged Collateral or the New Bar Mill and, in any event, shall include, without limitation, any and all Supply Contracts, contract rights, goodwill (other than goodwill relating to intellectual property), descriptions, name plates, claims, choses-in-action, causes of action, catalogs, confidential information, consulting agreements, engineering contracts, and such other assets which relate to the goodwill (other than goodwill relating to intellectual property) of the business of the applicable Pledgor and rights to refund or indemnification to the extent the foregoing relate to Pledged Collateral or the New Bar Mill, deposits and deposit accounts, letters of credit, documents, instruments, chattel paper, bankers' acceptances and guarantees, and income tax refunds to the extent relating to Pledged Collateral or the New Bar Mill, claims for tax or other refunds against any city, county or state or federal government, or any agency or authority or other subdivision thereof relating to Pledged Collateral, corporate or other business records relating to Pledged Collateral or the New Bar Mill and all other general intangibles of every kind and description relating to Pledged Collateral or the New Bar Mill.

            "Intellectual Property" shall mean (i) all patents, copyrights, trademarks or licenses of any Pledgor, (ii) all rights and privileges relating thereto and (iii) all general intangibles, documents and proceeds

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relating to the foregoing. As used in this definition, "general intangibles",
"documents" and "proceeds" shall have the meaning assigned to such terms under the UCC.

            "Intercreditor Agreement" means that certain amended and restated intercreditor and subordination agreement (as amended, amended and restated, supplemented or otherwise modified from time to time), dated as of August 13, 1999, by and among the Collateral Agent, United States Trust Company of New York, as Trustee, the Pennsylvania Lenders (as defined therein), BankBoston, N.A., as Agent (as defined therein), those parties which in the future become Government Lenders and/or Notes Refinancing Lenders and/or New Bar Mill Lenders (each as defined therein), the Pledgors, and each of the other parties from time to time made party thereto.

            "Inventory" shall mean, collectively, (i) all "inventory" (as such term is defined in the UCC) of the applicable Pledgor wherever located and, in any event shall include, without limitation, all raw materials, work in progress and finished goods and (ii) all general intangibles, documents and proceeds relating to any of the foregoing. As used in this definition, "general intangibles", "documents" and "proceeds" shall have the meanings assigned to such terms under the UCC.

            "Miscellaneous Collateral" shall mean all existing property and assets of the applicable Pledgor, whether tangible or intangible, fixed or liquid, other than (i) Pledged Collateral (excluding Pledged Collateral of the type described in clause (vii) of Section 2 of this Agreement) and (ii) Excluded Collateral.

            "New Bar Mill" means the business and operations of the Pledgors at the new large size bar mill and related quality verification line and shipping center and heat treatment center to be acquired and/or constructed by the Pledgors.

            "New Bar Mill Equipment" means all now owned or after-acquired Equipment located at and used primarily in connection with the New Bar Mill.

            "Pledged Collateral" shall have the meaning assigned to such term pursuant to Section 2 of this Agreement.

            "Pledged Interests" shall have the meaning assigned to such term under the Intercreditor Agreement.

            "Prior Liens" shall mean, collectively, the Liens described in Schedule A annexed hereto.

            "Proceeds" shall have the meaning assigned to the term "proceeds" under the UCC and, in any event, shall include, without limitation, any and all
(i) proceeds of any insurance (except payments made to a Person that is not a party to this Agreement), indemnity, warranty, guarantee or claim payable to the Collateral Agent or to any Pledgor from time to time with respect to any of the Pledged Collateral, (ii) payments (in any form whatsoever) made or due and payable to any Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Pledged Collateral by any governmental authority (or any person acting under color of a governmental authority), (iii) products of the Pledged Collateral and
(iv) other amounts from time to time paid or payable under or in connection with any of the Pledged Collateral.

            "Secured Obligations" shall have the meaning assigned to such term pursuant to Section 3 of this Agreement.

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            "Supply Contracts" shall mean, collectively, any and all supply, sale, service, performance and equipment or property lease contracts, agreements and grants (whether written or oral or third party or intercompany), and any other document (whether written or oral) between such Pledgor and third parties, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof, including, without limitation,
(i) that certain Round Supply Agreement, dated as of August __, 1999, among Republic Technologies International, Newtube, USX Corporation ("USX") and U.S. Steel Group, (ii) that certain Coke Supply Agreement, dated as of August __, 1999, between Republic Technologies International and U.S. Steel Group, (iii) that certain Pellet Supply Agreement, dated as of August __, 1999, between Republic Technologies International and U.S. Steel Group, (iv) that certain Transition Services Agreement and certain related agreements between Republic Technologies International and USX, (v) that certain Tubular Utilities agreement and certain related agreements between Republic Technologies International and Newtube and (vi) that certain Technology Transfer Agreement among Republic Technologies International and Kobe Steel, Ltd. and one of its affiliates.

            "UCC" shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction.

            SECTION 2. Pledge. As collateral security for the payment and performance when due of all the Secured Obligations, each Pledgor hereby pledges, assigns, transfers and grants to the Collateral Agent for its benefit and the benefit of the Secured Parties, a security interest in and to and pledge of all of the right, title and interest of such Pledgor in, to and under the following property, now existing or, in the case of only the property described in (vii) below and any other Pledged Collateral relating to the New Bar Mill hereafter arising or acquired from time to time (collectively, the "Pledged Collateral"):

                  (i)   all Equipment;

                  (ii)  all Intangibles;

                  (iii) all Documents;

                  (iv)  the Acquisition Document Rights;

                  (v)   the Collateral Accounts and all Collateral Account
                        Funds;

                  (vi)  all Miscellaneous Collateral;

                  (vii) New Bar Mill Equipment; and

                  (viii) all Proceeds of any of the foregoing.

            Notwithstanding the foregoing, the Pledged Collateral shall not include existing property or assets of Pledgor in accordance with clause (q) of the definition of Permitted Liens; provided, however, that at such time as such property or asset is no longer subject to such Lien or security interest, such property or asset shall (without any act or delivery by any Person) constitute Pledged Collateral hereunder.

            SECTION 3. Secured Obligations. This Agreement secures, and the Pledged Collateral is collateral security for, the payment and performance in full when due, whether at stated maturity, by acceleration or otherwise (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the filing of a petition in bankruptcy or the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. ss. 362(a)), of (i) all obligations of the Issuers now or hereafter existing under or in respect of the Indenture and the Notes (including, without limitation, the obligations of the Issuers to pay principal of, premium, if any, and interest on the Notes when due and payable) and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and all other amounts due or to become due under or in connection with the Indenture and the Notes, (ii) all obligations of the Guarantors now or hereafter existing

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under or in respect of the Indenture and the Notes (including, without limitation, the obligations of each Guarantor to pay principal of, premium, if any, and interest on the Notes when due and payable) and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and all other amounts due or to become due under or in connection with the Indentures and the Notes and (iii) without duplication of the amounts described in clauses (i) and
(ii), all obligations, indebtedness and liabilities of the Pledgors now existing or hereafter arising under or in respect of this Agreement or any other Security Document, including, without limitation, with respect to all charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement or any other Security Document (the obligations described in clauses (i), (ii) and (iii) of this Section 3, collectively, the "Secured Obligations").

            SECTION 4. No Release. Nothing set forth in this Agreement shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor's part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any Person under or in respect of any Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor's part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. The obligations of each Pledgor contained in this Section 4 shall survive the termination of this Agreement and the discharge of such Pledgor's other obligations under this Agreement, the Indenture, the Notes and the other Security Documents.

            SECTION 5. Supplements; Further Assurances. Each Pledgor agrees that, at any time and from time to time, it shall execute and file and refile such financing statements, continuation statements, amendments thereto and other similar documents (including, without limitation, this Agreement) in such offices required or permitted by law in order to perfect, protect and preserve the rights and interests granted to the Collateral Agent hereunder (including, without limitation, any such action with respect to the Pledged Collateral relating to the New Bar Mill). Without limiting each Pledgor's obligation to make such filings, each Pledgor hereby authorizes the Collateral Agent and appoints the Collateral Agent as its attorney-in-fact to file such financing statements, continuation statements, amendments thereto and other similar documents without the signature of such Pledgor to the fullest extent permitted by applicable law, and such Pledgor agrees to do such further acts and things, and to execute and deliver to the Collateral Agent such additional assignments, agreements, powers and instruments, as the Collateral Agent may require to carry into effect the purposes of this Agreement or to assure and confirm unto the Collateral Agent its rights, powers and remedies hereunder. All of the foregoing shall be at the sole cost and expense of each Pledgor.

            SECTION 6. Representations, Warranties and Covenants. Each Pledgor represents, warrants and covenants as follows:

            (a) Necessary Filings. The filings, registrations and recordings described in Schedule B constitute the only filings, registrations and recordings necessary or appropriate to create, preserve, protect and perfect the security interest granted by such Pledgor to the Collateral Agent pursuant to this Agreement in respect of the Pledged Collateral. All such filings, registrations and recordings shall be delivered to the Collateral Agent on or prior to the date hereof or as soon as thereafter as reasonably practicable. Upon the proper filing of all such

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filings, registrations and recordings, the Lien granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement will constitute a perfected Lien superior and prior to the rights of all other Persons therein other than the holders of (i) Prior Liens and (ii) Liens of the type described in clause (v) of Section 8 of this Agreement to the extent permitted thereby to be superior to the Lien granted to the Collateral Agent hereunder.

            (b) No Liens. Each Pledgor is as of the date hereof, and, as to the Pledged Collateral acquired by it from time to time after the date hereof, each Pledgor will be, the owner of all the Pledged Collateral pledged by it hereunder free from any Lien on a first priority basis or other right, title or interest of any Person other than (i) Prior Liens, (ii) the Lien granted to the Collateral Agent pursuant to this Agreement, (iii) as to each category or type of Pledged Collateral, the Liens described in Section 4.2 of the Intercreditor Agreement, which are subject and subordinate to the Lien granted to the Collateral Agent pursuant to this Agreement, in such category or type of Pledged Collateral and refinancings thereof to the extent permitted under the Indenture and the Intercreditor Agreement (collectively, the "Subordinate Intercreditor Liens") and (iv) the other Liens permitted pursuant to Section 8 of this Agreement. Each Pledgor shall defend the Pledged Collateral against all claims and demands of all Persons at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party.

            (c) Other Financing Statements. There is no filed financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral other than the financing statements or similar statements or instruments filed in respect of (i) Prior Liens, (ii) this Agreement, (iii) Subordinate Intercreditor Liens and (iv) the other Liens permitted pursuant to
Section 8 of this Agreement. So long as the Secured Obligations remain unpaid, no Pledgor shall execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Pledged Collateral, except financing statements filed or to be filed in respect of (i) Prior Liens,
(ii) this Agreement, (iii) Subordinate Intercreditor Liens and (iv) the other Liens permitted pursuant to Section 8 of this Agreement.

            (d) Chief Executive Office; Change of Name. The chief executive office of such Pledgor is located at the address indicated next to its name in Schedule C annexed hereto. Such Pledgor shall not move its chief executive office, except to such new location as such Pledgor may establish in accordance with the last sentence of this subsection 6(d). Such Pledgor shall not establish a new location for its chief executive office nor shall it change its name until
(i) it shall have given the Collateral Agent not less than thirty (30) days' prior written notice of its intention so to do, clearly describing such new location or name and providing such other information in connection therewith as the Collateral Agent may reasonably request and (ii) with respect to such new location or name, such Pledgor shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Pledged Collateral intended to be granted hereby, including, without limitation, obtaining waivers of landlord's or warehouseman's liens with respect to such new location.

            (e) Location of Equipment. All Equipment held on the date hereof by such Pledgor is located at the locations shown in Schedule D annexed hereto. All Equipment now held or, with respect to the New Bar Mill Equipment, subsequently acquired, shall be kept at one or more of the locations shown in Schedule D annexed hereto, or such new location as such Pledgor may establish if (i) it shall have given to the Collateral Agent at least thirty (30) days' prior written notice of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may reasonably request, and (ii) with respect to such new location, such Pledgor shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Pledged Collateral intended to be granted hereby, including, without

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limitation, using commercially reasonable efforts to obtain waivers of landlord's or warehouseman's liens with respect to such new location.

            (f) Authorization; Enforceability. Such Pledgor has the requisite organizational power, authority and legal right to pledge and grant a security interest in all the Pledged Collateral pledged by it pursuant to this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Pledgor, enforceable against such Pledgor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (g) No Consents. Except for (i) the filings, registrations and recordings contemplated in subsection 6(a) and (ii) those consents, authorizations, approvals or other actions, notices or filings which have been previously taken, obtained or made, no consent of any party (including, without limitation, equityholders or creditors of such Pledgor) and no consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required either
(A) for the pledge by such Pledgor of the Pledged Collateral pledged by it pursuant to this Agreement or for the execution, delivery or performance of this Agreement by such Pledgor, (B) except as may be provided in the Intercreditor Agreement, for the exercise by the Collateral Agent of the rights provided for in this Agreement or (C) except as may be provided in the Intercreditor Agreement, for the exercise by the Collateral Agent of the remedies in respect of the Pledged Collateral pursuant to this Agreement.

            (h) Pledged Collateral. All information set forth herein (including, without limitation, the information set forth in the Schedules annexed hereto) relating to the Pledged Collateral is accurate and complete in all material respects.

            (i) Acquisition Documents. Such Pledgor shall perform and comply with the terms and conditions of all Acquisition Documents. Such Pledgor shall not without the consent of the Collateral Agent (i) cancel or terminate any of the Acquisition Documents or consent to or accept any cancellation or termination thereof, (ii) amend, supplement or otherwise modify any of the Acquisition Documents in any material respect (in each case as in effect on the date hereof), (iii) waive any default under or breach of any of the Acquisition Documents or waive, fail to enforce, forgive or release any right, interest, or entitlement of any kind, howsoever arising, under or in respect of such Acquisition Documents or, vary or agree to the variation of any of the provisions of any of such Acquisition Documents or of the performance of any other Person under any of such Acquisition Documents, or (iv) petition, request or take any other legal or administrative action which seeks, or may be expected, to rescind, terminate or suspend, any of the Acquisition Documents or amend or modify any thereof. Such Pledgor shall notify the Collateral Agent in the event it receives any notice or communication with respect to the Acquisition Documents including, without limitation, notices of default, and shall forward promptly copies of any such notices or communications to the Collateral Agent.

            SECTION 7. Provisions Concerning All Pledged Collateral.

            (a) Insurance. Each Pledgor shall at all times keep the Equipment insured in favor of Collateral Agent, at the applicable Pledgors' own expense, against fire, theft and all other risks to which the Pledged Collateral may be subject, in such amounts and with such deductibles as from time to time would be maintained by a reasonably prudent operator of businesses similar to the business of the applicable Pledgor. Each policy or certificates with respect to such insurance shall be endorsed to the Collateral Agent's reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as an additional named insured or loss payee as its interest may appear) and such policy or certificate shall be

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delivered to the Collateral Agent. Each such policy shall state that it cannot be cancelled without thirty (30) days' prior written notice to the Collateral Agent. At least thirty (30) days prior to the expiration of any such policy of insurance, the applicable Pledgor shall deliver to the Collateral Agent an extension or renewal policy or an insurance certificate evidencing renewal or extension of such policy. If the applicable Pledgor shall fail to insure such Pledged Collateral to the Collateral Agent's reasonable satisfaction or if the applicable Pledgor shall fail to so endorse and deposit, or to extend or renew, all such insurance policies or certificates with respect thereto, the Collateral Agent shall have the right (but shall be under no obligation), to advance funds to procure or renew or extend such insurance and the applicable Pledgor agrees to reimburse the Collateral Agent for any and all costs and expenses thereof, with interest on all such funds from the date advanced at the rate per annum (the "Default Rate") equal to the highest rate then payable under the Notes. Within five (5) Business Days after making any such advance, the Collateral Agent shall endeavor to give the applicable Pledgor written notice of the amount and purpose of such advance; provided, however, that failure to give such notice will not relieve the applicable Pledgor of its obligations to make such reimbursement to the Collateral Agent. Any proceeds of insurance in respect of the Pledged Collateral are hereby assigned to the Collateral Agent. Subject to the provisions of the Intercreditor Agreement, in case of any loss or damage to any of the Pledged Collateral, all proceeds of insurance maintained by the applicable Pledgor shall be paid to the Collateral Agent as Trust Moneys pursuant to Article Twelve of the Indenture and shall be subject to retention and disbursement by the Collateral Agent in accordance with the terms of the Indenture.

            (b) Further Actions. Each Pledgor shall, at its sole cost and expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of the Pledged Collateral pledged by it, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices and schedules relating to such Pledged Collateral.

            (c) Notation on Books and Records. Each Pledgor shall place on its books and records with respect to the Pledged Collateral pledged by it a notation stating that the Collateral Agent has a security interest therein.

            SECTION 8. Transfers and Other Liens. Except as permitted by the Indenture (including, without limitation, Section 11.3(b) thereof), no Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral. No Pledgor shall create or permit to exist any Lien upon or with respect to any of the Pledged Collateral other than
(i) Prior Liens, (ii) the Lien granted to the Collateral Agent pursuant to this Agreement, (iii) Subordinate Intercreditor Liens, (iv) Liens of the type described in clauses (iii), (iv) and (vii) of the definition of Permitted Collateral Liens and refinancings thereof to the extent permitted under the Indenture and the Intercreditor Agreement and (v) Liens of the type described in clauses` (b), (c), (h), (i), (n) and (q) of the definition of Permitted Liens; provided, however, that each of the Liens permitted by this clause (v) of this
Section 8 shall in all respects be subject and subordinate in priority to the Lien of this Agreement except to the extent that the law or regulation creating or authorizing such Lien provides that such Lien must be superior to the Lien of this Agreement.

            SECTION 9. Reasonable Care. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property, it being understood that the Collateral Agent shall not have responsibility for taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral.

            SECTION 10. Remedies Upon Event of Default.

            (a) Obtaining Possession of the Pledged Collateral. If an Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent may, but shall not be obligated to, in addition to any other action permitted by law (and not limited in any manner to the remedies contained in the Notes and the Indenture) take one or more of the following actions, in accordance with the terms of, and at the times, if any, specified in the
Indenture:

                  (i) personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other Person who then has possession of any part thereof with or without notice or process of law (to the fullest extent permitted by law), and for that purpose may enter upon any Pledgor's premises where any of the Pledged Collateral is located and remove such Pledged Collateral and use in connection with such removal any and all services, supplies, aids and other facilities of any such Pledgor as reasonably necessary to effect such removal;

                  (ii) sell, assign or otherwise liquidate, or direct any Pledgor to sell, assign or otherwise liquidate, any or all investments made in whole or in part with the Pledged Collateral pledged by it or any part thereof, and take possession of the proceeds of any such sale, assignment or liquidation; and

                  (iii) take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Collateral Agent at any place or places designated by the Collateral Agent, in which event the applicable Pledgor shall at its own expense: (x) forthwith cause the Pledged Collateral pledged by it to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent; (y) store and keep any Pledged Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (z) while the Pledged Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor's obligation to deliver the Pledged Collateral is of the essence of this Agreement. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by the applicable Pledgor of such obligation.

            (b) Disposition of the Pledged Collateral. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may, in accordance with the terms of, and at the times, if any, specified in the Indenture, exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, without notice except as specified below or as otherwise required by law, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any Secured Party may bid for and be the purchaser of any or all of the Pledged Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold at such sale, to deliver any outstanding Note or claims for interest thereon in lieu of cash, which Note or claims for interest thereon shall be applied to the payment of such purchase price. In the event that the amount payable in respect of the purchase price of the Pledged Collateral purchased at any such sale shall be less than the amount due on such Note, such Note shall be returned to the Secured Party after being appropriately stamped to show partial payment. Each purchaser at any such sale shall acquire the property sold absolutely free from any claim or right on the part of the applicable Pledgor, and the applicable Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay or appraisal hereafter enacted. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree. Each Pledgor agrees that, to the extent notice of sale shall be required by law, five (5) days' notice from the Collateral Agent of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if such Pledgor has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

            (c) Remedies Under UCC. In addition to the rights and remedies provided in this Agreement or otherwise available to it, the Collateral Agent shall have all the rights and remedies of a secured party under the UCC.

            (d) Waiver of Claims. Except as otherwise provided herein, each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent's taking possession or the Collateral Agent's disposition of any of the Pledged Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which the applicable Pledgor would otherwise have under law, and the applicable Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession; (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent's rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against the applicable Pledgor and against any and all Persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under the applicable Pledgor.

            (e) Certain Sales of Pledged Collateral. Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any foreign governmental authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such foreign governmental authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner.

            SECTION 11. Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Collateral Agent of its remedies as a secured creditor as provided in Section 10 hereof shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent in the manner set forth in the Indenture and/or the Intercreditor Agreement.

            SECTION 12. Expenses. Each Pledgor will upon demand pay to the Collateral Agent the amount of any and all expenses, including the reasonable fees and expenses of its counsel (including, without limitation, any local counsel) and the allocated costs of the Collateral Agent's internal counsel and the fees and expenses of any experts and agents which the Collateral Agent may incur in connection with (i) the collection of the Secured Obligations, (ii) the enforcement and administration of this Agreement, (iii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iv) the exercise or enforcement of any of the rights of the Collateral Agent or any Secured Party hereunder or (v) the failure by any Pledgor to perform or observe any of the provisions hereof. All amounts payable by each Pledgor under this
Section 12 shall be due upon demand and shall be part of the Secured Obligations. Each Pledgor's obligations under this Section 12 shall survive the termination of this Agreement and the discharge of each such Pledgor's other obligations hereunder.

            SECTION 13. No Waiver; Cumulative Remedies.

            (a) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

            (b) In the event the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, each Pledgor, the Collateral Agent and each holder of any of the Secured Obligations shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies and powers of the Collateral Agent and the Secured Parties shall continue as if no such proceeding had been instituted.

            SECTION 14. Collateral Agent. The Collateral Agent has been appointed as collateral agent pursuant to the Indenture and/or the Intercreditor Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Indenture and/or the Intercreditor Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of Pledged Collateral), in accordance with this Agreement, the Indenture and the Intercreditor Agreement. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Indenture and/or the Intercreditor Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent's resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

            SECTION 15. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to do any act or thing that it has covenanted to do hereunder or if any warranty on the part of any such Pledgor contained herein shall be breached and if such failure or breach shall constitute an Event of Default, the Collateral Agent or any Secured Party may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose. Any and all amounts so expended by the Collateral Agent or such Secured Party shall be paid by the applicable Pledgor within five Business Days after demand therefor, with interest at the Default Rate during the period from and including the date on which such funds were so expended to the date of repayment. Each Pledgor's obligations under this Section 15 shall survive the termination of this Agreement and the discharge of each Pledgor's other obligations under this Agreement. Each Pledgor hereby appoints the Collateral Agent its attorney-in-fact with an interest, with full authority in the place and stead of the applicable Pledgor and in the name of the applicable Pledgor, or otherwise, from time to time in the Collateral Agent's discretion, to take any action and to execute any instrument consistent with the terms of this Agreement, the Indenture and the Intercreditor Agreement which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue and in accordance with the terms hereof.

            SECTION 16. Notices. Unless otherwise provided herein any notice or other communication herein required or permitted to be given shall be given in the manner and at the address set forth in the Indenture, or as to any party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 16. All such notices and other communications shall be deemed to have been given when delivered in person, or received by telecopy or telex; or one (1) Business Day after delivery to the office of such overnight courier service; or five (5) Business Days after deposit in the United States mail, registered or certified, with postage prepaid and properly addressed; provided, however, that notices to the Collateral Agent shall not be effective until received by the Collateral Agent.

            SECTION 17. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall
(i) be binding upon the Pledgors, their respective successors and assigns and
(ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other Persons (including, without limitation, any other creditor of the Pledgors) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any Note held by it secured by this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Indenture. To the extent an affiliate of the Issuers from time to time after the initial date of this Agreement is required under the Indenture to pledge any assets to the Collateral Agent for the benefit of the Secured Parties, such affiliate may become a party hereto upon execution and delivery to the Collateral Agent of a joinder agreement substantially in the form attached hereto as Exhibit 1, and upon such execution and delivery shall be deemed to be a "Pledgor" for all purposes hereunder.

            SECTION 18. GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR PROPERTY ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

            SECTION 19. CONSENT TO JURISDICTION AND ANY SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PLEDGOR WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH PLEDGOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH PLEDGOR DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, WITH AN ADDRESS AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY THE APPLICABLE PLEDGOR IRREVOCABLY AGREEING IN WRITING TO SO SERVE, AS ITS AGENT

TO RECEIVE ON ITS BEHALF, SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE APPLICABLE PLEDGOR TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE APPLICABLE PLEDGOR AT ITS ADDRESS PROVIDED FOR IN SECTION 16 HEREOF EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY THE APPLICABLE PLEDGOR REFUSES TO RECEIVE AND FORWARD SUCH SERVICE, THE APPLICABLE PLEDGOR HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE COLLATERAL AGENT TO BRING PROCEEDINGS AGAINST ANY PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION.

            SECTION 20. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

            SECTION 21. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same Agreement.

            SECTION 22. Headings. The Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

            SECTION 23. Limitation on Interest Payable. It is the intention of the parties to conform strictly to the usury laws, whether state or federal, that are applicable to the transaction of which this Agreement is a part. All agreements between each Pledgor and the Collateral Agent, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid by the Pledgors for the use, forbearance or detention of the money to be loaned or advanced under the Indenture or any related document, or for the payment or performance of any covenant or obligation contained herein or in the Indenture, exceeds the maximum amount permissible under applicable federal or state usury laws. If under any circumstances whatsoever fulfillment of any such provision, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity. If under any circumstances any Pledgor shall have paid an amount deemed interest by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing in respect of the Secured Obligations and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and any other amounts due hereunder, the excess shall be refunded to the applicable Pledgor. All sums paid or agreed to be paid for the use, forbearance or detention of the principal under any extension of credit or advancement of funds by United States Trust Company of New York, as trustee or collateral agent, shall, to the extent permitted by applicable law, and to the extent necessary to preclude exceeding the limit of validity prescribed by law, be amortized, prorated, allocated and spread from the date of this Agreement until payment in full of the Secured Obligations so that the actual rate of interest on account of such principal amounts is uniform throughout the term hereof.

            IN WITNESS WHEREOF, the Pledgors have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                    REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC,
                                      as Pledgor

                                    By:________________________________________
                                            Name:
                                            Title:


                                    RTI CAPITAL CORP.,

                                    By:_________________________________________
                                            Name:
                                            Title:


                                    NIMISHILLEN & TUSCARAWAS, LLC,
                                      as Pledgor

                                    By:_________________________________________
                                            Name:
                                            Title:


                                    BLISS & LAUGHLIN, LLC,
                                      as Pledgor

                                    By:_________________________________________
                                            Name:
                                            Title:

                                    UNITED STATES TRUST COMPANY
                                          OF NEW YORK,
                                          as Collateral Agent

                                    By:_________________________________________
                                            Name:
                                            Title: